Exhibit 99(n)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Pomona Investment Fund:

We consent to the use of our report, dated February 11, 2015, for Pomona Investment Fund (formerly Pomona Private Equity Fund) included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

May 5, 2015